Exhibit 99.1

FOR IMMEDIATE RELEASE	Bel Fuse Inc. 300 Executive Drive, Suite 300 West Orange, NJ 07052 www.belfuse.com tel 201.432.0463 fax 201.432.9542

Bel Announces a New President

of the Power and Protection Segment

WEST ORANGE, N.J., January 16, 2024 (GLOBE NEWSWIRE) -- Bel Fuse Inc. (Nasdaq: BELFA and BELFB), a leading global manufacturer of products that power, protect, and connect electronic circuits, is pleased to announce a significant leadership change with the appointment of Steve Dawson as the new President of Bel Power Solutions and Protection, effective July 2024. Dawson will succeed Dennis Ackerman, who has played a pivotal role in the company's growth and success the past 37 years.

Dawson brings a wealth of expertise to his new role with over 25 years of progressive experience in power and circuit protection. Before joining Bel, he held positions in Manufacturing, Engineering, Product Management and Business Development with Cooper Industries' circuit protection business, a company later acquired by Eaton. After twelve years at Cooper Industries, he joined Power-One, a well-known manufacturer of power supplies. There he was leading the Marketing and Business Development efforts when Power-One was acquired by ABB. Dawson was later involved in the selling of the power business from ABB to Bel, where he currently serves as Vice President of Marketing and Business Development. Dawson earned his Bachelor’s degree in Industrial Engineering from the University of Cincinnati and his MBA at Washington University.

With a proven track record of success, Dawson has consistently demonstrated leadership and strategic vision throughout his career. He has been instrumental in the development of a power conversion product line for commercial electric vehicles, the fastest growing segment within the Power Solutions and Protection business. Dawson has shown a continuous commitment to growth in existing and emerging markets that has helped to solidify Bel's position as a leading supplier of power and circuit protection products.

“This appointment reflects Bel’s commitment to maintaining its position as a global leader in the electronic component industry,” said Dan Bernstein, CEO, Bel Fuse Inc. “During his tenure with Bel, Steve has demonstrated outstanding performance, technical capability, leadership skills, and dedication to continuously help us grow, and I am confident he will play a pivotal role in shaping the future of Bel Power Solutions.”

About Bel

Bel (NASDAQ: BELFA and BELFB) designs, manufactures and markets a broad array of products that include circuit protection, connectors, cable assemblies, discrete components, magnetics and power supplies. The company serves a global market and operates facilities around the world, marking their 75th anniversary in 2024.

Contacts:

Bel Fuse Inc.

Lynn Hutkin, VP Financial Reporting & Investor Relations
ir@belf.com

Three Part Advisors

Jean Marie Young, Managing Director

Steven Hooser, Partner

jyoung@threepa.com

shooser@threepa.com

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